As filed with the Securities and Exchange Commission on February 28, 1997

                                                      Registration No. 333-_____

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   ----------

                               OMNICOM GROUP INC.
             (Exact name of registrant as specified in its charter)

            New York                                    13-1514814
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)



--------------------------------------------------------------------------------


                   437 Madison Avenue
                New York, New York 10022

                     (212) 415-3600

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

        BARRY J. WAGNER, ESQ.                       Please send copies of all
             Secretary                            communications and notices to:
          Omnicom Group Inc.                         MICHAEL D. DITZIAN, ESQ.
         437 Madison Avenue                              Davis & Gilbert
      New York, New York l0022                            1740 Broadway
(Name, address, including zip code, and              New York, New York 10019
 telephone number, including area code,               (212) 468-4800
         of agent for service)

Approximate date of commencement of proposed sale to public: From time to time after the effective date of the Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box:   [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest
reinvestment plans, please check the following box:   [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier
effective Registration Statement for the same offering   [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the Earlier effective Registration
Statement for the same offering   [ ]

     If delivery of the  Prospectus is expected to be made pursuant to Rule 434,
please check the following box   [ ]

                         CALCULATION OF REGISTRATION FEE

==================================================================================================================
                                                           Proposed             Proposed
                                                            maximum              maximum
         Title of securities         Amount  to be      offering price     aggregate offering       Amount of
           to be registered           registered         per share(1)           price(1)        registration fee
-------------------------------------------------------------------------------------------------------------------
41/4% Convertible Subordinated
  Debentures due 2007..............  $218,500,000           100%               $218,500,000          $66,212.13
-------------------------------------------------------------------------------------------------------------------
Common Stock, $.50 par value.......     3,468,254(3)        N/A                     N/A                  N/A
===================================================================================================================

(1)  Estimated solely for the purposes of calculating the registration fee.

(2) Pursuant to Rule 457(i) there is no filing fee with respect to the shares of Common Stock issuable upon conversion of the Debentures because no additional consideration will be received in connection with the exercise of the conversion privilege.

(3) Plus such additional indeterminate number of shares as may become issuable upon conversion of the Debentures being registered hereunder by means of adjustment of the conversion price.

                                   ----------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

Information   contained  herein  is  subject  to  completion  or  amendment.   A
Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 28, 1997

PROSPECTUS

                               OMNICOM GROUP INC.
               $218,500,000 Principal Amount of 4 1/4% Convertible
                        Subordinated Debentures due 2007
                     (Interest payable January 3 and July 3)
                        3,468,254 Shares of Common Stock

                                   ----------

     This Prospectus relates to (i) $218,500,000 aggregate principal amount of 4 1/4% Convertible Subordinated Debentures due 2007 (the "Debentures") of Omnicom Group Inc., a New York corporation ("Omnicom" or the "Company"), and (ii) 3,468,254 shares of common stock, par value $.50 per share (the "Common Stock"), of the Company which are initially issuable upon conversion of the Debentures plus such additional indeterminate number of shares of Common Stock as may become issuable upon conversion of the Debentures as a result of adjustments to the conversion price (the "Shares"). The Debentures and the Shares that are being registered hereby are to be offered for the account of the holders thereof (the "Selling Securityholders"). The Debentures were initially acquired from the Company by Morgan Stanley & Co. Incorporated (the "Initial Purchaser") in January 1997 in connection with a private offering. See "Description of the Debentures."

     The Debentures are convertible into Common Stock of the Company at any time after April 3, 1997 and prior to maturity, unless previously redeemed or repaid, at a conversion price of $63 per share, subject to adjustments in certain events. Interest on the Debentures is payable on January 3 and July 3 of each year commencing July 3, 1997 at a rate of 4 1/4% per annum of the principal amount. The Debentures may be repaid at the option of the holder on January 3, 2003. On February 24, 1997, the closing price of the Common Stock as reported on the New York Stock Exchange (the "NYSE") was $48.75 per share. The Common Stock is traded under the symbol "OMC."

     The Debentures do not provide for a sinking fund. The Debentures are redeemable at the option of the Company, in whole or in part, at the redemption prices set forth in this Prospectus, together with accrued interest, except that no redemption may be made prior to December 29, 2000. Upon a Fundamental Change (as defined herein), each holder of Debentures shall have the right, at the holder's option, to require the Company to repay such holder's Debentures at the repayment prices set forth in this Prospectus, subject to adjustments in certain events, together with accrued interest. See "Description of Debentures -- Optional Redemption by the Company" and " -- Repayment at Option of Holders."

     The Debentures are unsecured obligations of the Company and are subordinated to all present and future Senior Indebtedness (as defined herein) of the Company and will be effectively subordinated to all indebtedness and liabilities of subsidiaries of the Company. The Indenture (as defined herein) does not restrict the incurrence of any other indebtedness or liabilities by the Company or its subsidiaries. See "Description of Debentures -- Subordination of Debentures."

     The Initial Purchaser has advised the Company that it intends to make a market in the Debentures. The Initial Purchaser, however, is not obligated to do so and any such market making may be discontinued at any time without notice, in the sole discretion of the Initial Purchaser. The Company does not intend to apply to list any of the Debentures on any securities exchange. No assurance can be given that any market for the Debentures will develop or be maintained.

     The Debentures and the Shares are being registered to permit public secondary trading of the Debentures and, upon conversion, the underlying Common Stock, by the holders thereof from time to time after the date of this Prospectus. The Company has agreed among other things, to bear all expenses (other than underwriting discounts and commissions and fees and expenses of counsel and other advisors to the holders of the Debentures or the underlying Common Stock) in connection with the registration and sale of the Debentures and the underlying Common Stock covered by this Prospectus; provided, however, the Company has not agreed to provide, or incur any expenses in connection with, accountants' "cold comfort" letters, opinions of counsel, or to enter into underwriting agreements, such as would be customary in an underwritten offering.

     The Company will not receive any of the proceeds from sales of Debentures or the Shares by the Selling Securityholders. The Debentures and the Shares may be offered in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. See "Plan of Distribution." The Selling Securityholders may be deemed to be "underwriters" as defined in the Securities Act of 1933, as amended (the "Securities Act"). If any broker-dealers are used by the Selling Securityholders, any commissions paid to broker-dealers and, if broker-dealers purchase any Debentures or Shares as principals, any profits received by such broker-dealers on the resale of the Debentures or Shares may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the Selling Securityholders may be deemed to be underwriting commissions.

                                   ----------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is ___________, 1997

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Available Information .....................................................   3

Incorporation of Certain Documents by Reference ...........................   3

The Company ...............................................................   4

Use of Proceeds ...........................................................   4

Ratio of Earnings to Fixed Charges ........................................   4

Description of Debentures .................................................   4
    General ...............................................................   5
    Conversion of Debentures ..............................................   5
    Optional Redemption by the Company ....................................   7
    Repayment at Option of Holders ........................................   8
    Subordination of Debentures ...........................................  10
    Form, Denomination and Registration ...................................  11
    Events of Default and Remedies ........................................  12
    Modification of the Indenture .........................................  13
    Registration Rights of the Debentureholders ...........................  13
    Information Concerning the Trustee ....................................  14

Description of Capital Stock ..............................................  14

Certain Federal Income Tax Considerations .................................  14
    Tax Consequences to United States Holders .............................  15
    Tax Consequences to United States Alien Holders .......................  17

Selling Securityholders ...................................................  19

Plan of Distribution ......................................................  20

Legal Matters .............................................................  21

Experts ...................................................................  21

                              AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 under the Securities Act with respect to the Debentures and the Shares offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Debentures and the Shares offered hereby, reference is made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Copies of such reports, proxy statements, the Registration Statement and exhibits thereto and other information may be inspected without charge at the offices of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of such documents may be obtained from the Public Reference Section of the Commission at its Washington, D.C. or regional offices upon the payment of the fees prescribed by the Commission. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. In addition, reports, proxy statements and other information concerning the Company may be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been filed by the Company with the Commission and are incorporated herein by reference:

          (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1995;

          (b) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996;

          (c) the Company's Report on Form 8-K dated January 3, 1997 and relating to the issuance of certain of the Debentures pursuant to the exemption provided by Regulation S under the Securities Act; and

          (d) the Company's definitive Proxy Statement dated April 8, 1996 for the annual meeting of shareholders held May 20, 1996.

     All documents filed with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering being made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Written or telephone requests for such copies should be directed to Barry J. Wagner, Secretary, Omnicom Group Inc., 437 Madison Avenue, New York, New York 10022; telephone number (212) 415-3600.

                                   THE COMPANY

     The Company, through its wholly and partially-owned companies (hereinafter collectively referred to as the "Omnicom Group"), operates advertising agencies which plan, create, produce and place advertising in various media such as television, radio, newspaper and magazines. The Omnicom Group offers its clients such additional services as marketing consultation, consumer market research, design and production of merchandising and sales promotion programs and materials, direct mail advertising, corporate identification, and public relations. The Omnicom Group offers these services to clients worldwide on a local, national, pan-regional or global basis. Operations cover the major regions of North America, the United Kingdom, Continental Europe, the Middle East, Africa, Latin America, the Far East and Australia. In 1995 and 1994, 53% and 51%, respectively, of the Omnicom Group's billings came from its non-U.S. operations.

     According to the unaudited industry-wide figures published in 1996 in the trade journal, Advertising Age, Omnicom was ranked as the second largest advertising agency group worldwide.

     The Omnicom Group operates as three separate,  independent agency networks:
The BBDO Worldwide Network, the DDB Needham Worldwide Network and the TBWA International Network. The Company also operates Goodby, Silverstein & Partners, Inc. as an independent agency, and certain marketing service and specialty advertising companies through its Diversified Agency Services division ("DAS"). In addition, a new division has been formed to manage the Omnicom Group's minority interests in six interactive marketing agencies.

     The principal executive offices of the Company are located at 437 Madison Avenue, New York New York 10022. Its telephone number is (212) 415-3600.

                                 USE OF PROCEEDS

     The Company will not receive any of the proceeds from sales of the Debentures or the Shares by the Selling Securityholders.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges of the Company for the periods indicated:



                                Year Ended December 31,       Nine Months Ended
                           ----------------------------------    September 30,
                           1991   1992   1993   1994    1995         1996
                           -----  -----  -----  -----  ------ -----------------
Ratio of earnings
   to fixed charges.....   2.37   2.28   2.32    3.15   3.59          3.80

     The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings before income taxes plus fixed charges. Fixed charges consist of interest expense and that portion of net rental expense deemed representative of the interest factor.

                            DESCRIPTION OF DEBENTURES

     The Debentures were issued under an indenture, dated as of January 3,1997 (the "Indenture"), between the Company and The Chase Manhattan Bank, as trustee (the "Trustee"). Copies of the Indenture and the Registration Rights Agreement (as defined below) are available from the Trustee upon request by a registered holder of the Debentures. The following summaries of certain provisions of the Debentures, the Indenture and the Registration Rights Agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Debentures, the Indenture and the Registration Rights Agreement, including the definitions therein of certain terms which are not otherwise defined in this Prospectus. Wherever particular provisions or defined terms of the Indenture (or of the Form of Debentures which is a part thereof) or the Registration Rights Agreement are referred to, such provisions or defined terms are incorporated herein by reference.

General

     The Debentures represent unsecured general obligations of the Company subordinate in right of payment to certain other obligations of the Company as described under "Subordination of Debentures" and convertible into Common Stock as described under "Conversion of Debentures." The Debentures are limited to $218,500,000 aggregate principal amount, are issuable only in denominations of $1,000 or multiples thereof and unless redeemed, repaid or converted prior thereto, will mature on January 3, 2007 at their principal amount.

     The Indenture does not contain any restrictions on the payment of dividends, the repurchase of securities of the Company or any financial covenants.

     Interest is payable semiannually on January 3 and July 3 at a rate of 4 1/4% per annum of the principal amount, commencing July 3, 1997, to holders of record at the close of business on the preceding December 19 and June 18, respectively. Interest on the Debentures will accrue at the rate per annum of 6% from the original issue date to the repayment date or redemption date. The Debentures will be treated for tax purposes as having been issued with original issue discount. See "Certain Federal Income Tax Considerations."

Conversion of Debentures

     The holders of Debentures will be entitled at any time on or after April 3, 1997 through the close of business on January 2, 2007, subject to prior redemption or repayment, to convert any Debentures or portions thereof (in denominations of $1,000 or multiples thereof) into Common Stock of the Company, at the conversion price set forth on the cover page of this Prospectus, subject to adjustment as described below. Except as described below, no payment or other adjustment will be made on conversion of any Debentures for interest accrued thereon or for dividends on any Common Stock issued upon such conversion. If any Debentures not called for redemption are converted after a record date for the payment of interest and prior to the next succeeding interest payment date, such Debentures must be accompanied by funds equal to the interest payable on such succeeding interest payment date on the principal amount so converted. Holders who convert Debentures on or after December 26, 2000 but before January 3, 2001 in advance of the redemption of such Debentures on a redemption date occurring on or after December 29, 2000 but on or before January 3, 2001, will receive, in addition to the Common Stock otherwise payable upon such conversion, accrued interest to January 3, 2001 on the principal amount of Debentures so converted. The Company is not required to issue fractional shares of Common Stock upon conversion of Debentures and, in lieu thereof, will pay a cash adjustment based upon the market price of Common Stock on the close of business on the last business day prior to the date of conversion. In the case of Debentures called for redemption or submitted for payment, conversion rights will expire at the close of business on the Business Day (as defined in the Indenture) immediately preceding the redemption or repayment date, unless the Company defaults in making the payment due upon redemption or repayment. A Debenture in respect of which a holder is exercising its option to require repayment on January 3, 2003 or upon a Fundamental Change may be converted only if such holder withdraws its election to exercise its option to require repayment in accordance with the terms of the Indenture. The Company's delivery of the fixed number of shares of Common Stock into which the Debentures are convertible will be deemed to satisfy the Company's obligation to pay the principal amount of the Debentures and all accrued interest and original issue discount that has not previously been (or is not simultaneously being) paid. The Common Stock is treated as issued first in payment of accrued interest and original issue discount and then in payment of principal. Thus, accrued interest and original issue discount are treated as paid rather than cancelled, extinguished or forfeited.

     The initial conversion price of $63 per share of Common Stock is subject to adjustment as set forth in the Indenture in certain events, including:

          (i) the issuance of Common Stock of the Company as a dividend or distribution on the Common Stock;

          (ii) certain subdivisions and combinations of the Common Stock;

          (iii) the issuance to all holders of Common Stock of certain rights or warrants entitling them to subscribe for or purchase Common Stock at less than the Current Market Price (as defined in the Indenture);

          (iv) the distribution to all holders of Common Stock of capital stock (other than Common Stock) or evidences of indebtedness of the Company or of assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above or paid in cash);

          (v) distributions consisting of cash, excluding any quarterly cash dividend on the Common Stock to the extent that the aggregate cash dividend per share of Common Stock in any quarter does not exceed the greater of (x) the amount per share of Common Stock of the next preceding quarterly cash dividend on the Common Stock to the extent that such preceding quarterly dividend did not require an adjustment of the conversion price pursuant to this clause (v) (as adjusted to reflect subdivisions or combinations of the Common Stock), and (y) 3.75 percent of the average of the last reported sales price of the Common Stock during the ten trading days immediately prior to the date of declaration of such dividend, and excluding any dividend or distribution in connection with the liquidation, dissolution or winding up of the Company. If an adjustment is required to be made as set forth in this clause (v) as a result of a distribution that is a quarterly dividend, such adjustment will be based upon the amount by which such distribution exceeds the amount of the quarterly cash dividend permitted to be excluded pursuant to this clause (v). If an adjustment is required to be made as set forth in this clause (v) as a result of a distribution that is not a quarterly dividend, such adjustment would be based upon the full amount of the distribution;

          (vi) payment in respect of a tender offer or exchange offer by the Company or any subsidiary of the Company for the Common Stock to the extent that the cash and value of any other consideration included in such payment per share of Common Stock exceeds the Current Market Price per share of Common Stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer;

          (vii) payment in respect of a tender offer or exchange offer by a person other than the Company or any subsidiary of the Company in which, as of the closing date of the offer, the Board of Directors is not recommending rejection of the offer. The adjustment referred to in this clause (vii) will only be made if the tender offer or exchange offer is for an amount which increases the offeror's ownership of Common Stock to more than 25% of the total shares of Common Stock outstanding, and if the cash and value of any other consideration included in such payment per share of Common Stock exceeds the Current Market Price per share of Common Stock on the business day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer. The adjustment referred to in this clause (vii) will generally not be made, however, if, as of the closing of the offer, the offering documents with respect to such offer disclose a plan or an intention to cause the Company to engage in a consolidation or merger of the Company or a sale of all or substantially all of the Company's assets; and

          (viii) the issuance of Common Stock or securities convertible into, or exchangeable for, Common Stock at a price per share (or having a conversion or exchange price per share) that is less than the then Current Market Price of the Common Stock (but excluding, among other things, issuances:
     (a) pursuant to any bona fide plan for the benefit of employees, directors, consultants or other individuals in connection with employee incentive plans, of the Company now or hereafter in effect; (b) to acquire all or any portion of a business in an arm' s-length transaction between the Company and an unaffiliated third party including, if applicable, issuances upon exercise of options or warrants assumed in connection with such an acquisition; (c) in a bona fide public offering pursuant to a firm commitment underwriting or sales at the market pursuant to a continuous offering stock program; (d) pursuant to the exercise of warrants, rights (including, without limitation, earnout rights) or options, or upon the conversion of convertible securities, which are issued and outstanding on the date hereof, or which may be issued in the future at fair value and with an exercise price or conversion price at least equal to the Current Market Price of the Common Stock at the time of issuance of such warrant, right, option or convertible security; and (e) pursuant to a dividend reinvestment plan or other plan hereafter adopted for the reinvestment of dividends or interest provided that such Common Stock is issued at a price at least equal to 95% of the market price of the Common Stock at the time of such issuance).

     In the case of (i) any reclassification of the Common Stock, or (ii) a consolidation, merger or combination involving the Company or a sale or conveyance to another corporation of the property and assets of the Company as an entirety or substantially as an entirety, in each case as a result of which holders of Common Stock shall be entitled to receive stock, other securities, other property or assets (including cash) with respect to or in exchange for such Common Stock, the holders of the Debentures then outstanding will generally be entitled thereafter to convert such Debentures into the kind and amount of shares of stock, other securities or other property or assets which they would have owned or been entitled to receive upon such reclassification, consolidation, merger, combination, sale or conveyance had such Debentures been converted into Common Stock immediately prior to such reclassification, consolidation, merger, combination, sale or conveyance assuming that a holder of Debentures would not have exercised any rights of election as to the stock, other securities or other property or assets receivable in connection therewith.

     In the event of a taxable distribution to holders of Common Stock or in certain other circumstances requiring conversion price adjustments, the holders of Debentures may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of Common Stock. See "Certain Federal Income Tax Considerations" below.

     Before taking any action which would cause an adjustment decreasing the conversion price below the then par value, if any, of the Common Stock, the Company will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully-paid and non-assessable shares of Common Stock at the conversion price as so adjusted.

     The Company from time to time may to the extent permitted by law reduce the conversion price by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such reduction, if the Board of Directors has made a determination that such reduction would be in the best interests of the Company, which determination shall be conclusive. The Company may, at its option, make such reductions in the conversion price, in addition to those set forth above, as the Board of Directors deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. See "Certain Federal Income Tax Considerations."

     No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect; provided that any adjustments which by reason of this provision are not required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion price will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing.

Optional Redemption by the Company

     Except as provided below, the Debentures may not be redeemed prior to December 29, 2000. The Debentures are not entitled to any sinking fund.

     The Debentures will be redeemable at any time on or after December 29, 2000, on at least 30 but not more than 60 days' notice, at the option of the Company, as a whole or in part, at the following prices (expressed as percentages of the principal amount), together with accrued interest to and including the date fixed for redemption, if redeemed during the three month period beginning:

              Date                               Percentage
              ----                                ---------
         January 3, 2001                           108.324%
         April 3, 2001                             108.890%
         July 3, 2001                              109.448%
         October 3, 2001                           110.031%
         January 3, 2002                           110.607%
         April 3, 2002                             111.207%
         July 3, 2002                              111.801%
         October 3, 2002                           112.418%
and 100% if redeemed on or after January 3, 2003; provided that any semiannual payment of interest becoming due on the date fixed for redemption shall be paid to the holders of record on the relevant record date of the Debentures being redeemed. If the date fixed for redemption is on or after December 29, 2000 but before January 3, 2001, the redemption price shall be at 108.324% of the principal amount with accrued interest to January 3, 2001.

     If less than all of the outstanding Debentures are to be redeemed, the Trustee shall select the Debentures to be redeemed in principal amounts of $1,000 or multiples thereof by lot, pro rata or by another method the Trustee considers fair and appropriate. If a portion of a holder's Debentures is selected for partial redemption and such holder converts a portion of such Debentures, such converted portion shall be deemed to be of the portion selected for redemption. Debentures must be presented for redemption. If the Company shall acquire any of the Debentures, such acquisition shall not operate as or be deemed for any purpose to be a redemption or satisfaction of the indebtedness represented by such Debentures unless and until the same are delivered to the Trustee for cancellation.

Repayment at Option of Holders

     Notwithstanding the Company's right of redemption, the holder of a Debenture may elect to have that Debenture or portions thereof (in the principal amount of $1,000 or any multiple thereof) repaid by the Company on January 3, 2003 (the "Holder Repayment Date"). Any such repayment shall be at a repayment price of $112.418% of the principal amount thereof with accrued interest to the Holder Repayment Date on the repaid Debentures. For a Debenture to be so repaid at the option of the holder, the Company must receive at the office of one of the Company's paying agents a notice (the "Holder Redemption Notice"), which is not subsequently withdrawn, at any time from the opening of business on the date that is 20 Business Days (as defined in the Indenture) prior to the Holder Repayment Date until the close of business on the Business Day immediately preceding the Holder Repayment Date.

     Any Holder Repayment Notice may be withdrawn, in whole or in part, by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the Business Day immediately preceding the Holder Repayment Date. All questions as to the validity, eligibility (including time of receipt) and acceptance of any Debenture for repayment shall be determined by the Company, whose determination shall be final and binding.

     Payment of the repayment price for a Debenture for which a Holder Repayment Notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of such Debenture (together with necessary endorsements) to the paying agent at its office at 55 Water Street, Room 234, North Building, New York, NY 10041, or any other office of the paying agent maintained for such purpose, at any time (whether prior to, on or after the Holder Repayment Date) after delivery of such Holder Repayment Notice. Payment of the repayment price for such Debenture will be made promptly following the later of the Holder Repayment Date or the time of book-entry transfer or delivery of such Debenture. If the paying agent holds, in accordance with the terms of the Indenture, money sufficient to pay the repayment price of such Debenture on the Holder Repayment Date, then on and after such date, such Debenture will cease to be outstanding, and interest on such Debenture shall cease to accrue, and all other rights of the holder shall terminate (other than the right to receive the repayment price at the time of book-entry transfer or delivery of the Debentures).

     If a Fundamental Change (as defined below) occurs at any time while Debentures are outstanding, each holder of Debentures shall have the right, at such holder's option, to require the Company to repay such holder with respect to all (and not less than all) such holder's Debentures on the date (the "Fundamental Change Repayment Date ") that is the 45th day (or if such 45th day is not a Business Day, the next succeeding Business Day) after the date of the first publication of the Company's notice of such Fundamental Change. Such repayment shall be made at the following prices (expressed as percentages of the principal amount) in the event of a Fundamental Change occurring during the three-month period beginning:

              Date                                Percentage
              -----                               ----------
         January 3, 1997                           100.427%
         April 3, 1997                             100.875%
         July 3, 1997                              101.315%
         October 3, 1997                           101.777%
         January 3, 1998                           102.230%
         April 3, 1998                             102.705%
         July 3, 1998                              103.172%
         October 3, 1998                           103.661%
         January 3, 1999                           104.142%
         April 3, 1999                             104.646%
         July 3, 1999                              105.142%
         October 3, 1999                           105.660%
         January 3, 2000                           106.171%
         April 3, 2000                             106.705%
         July 3, 2000                              107.231%

and at a repayment price of 107.781% of the principal amount if a Fundamental Change occurs on or after October 3, 2000 but before December 31, 2000, and thereafter at the redemption price set forth under `'Optional Redemption by the Company" which would be applicable to a redemption at the option of the Company; provided in each case that if the Applicable Price (as defined below) is less than the Reference Market Price (as defined below), the Company shall repay such Debentures at a price equal to the foregoing repayment price multiplied by the fraction obtained by dividing the Applicable Price by the Reference Market Price. In each case, the Company shall also pay accrued interest, if any, on such Debentures to the Fundamental Change Repayment Date; provided that, if such Fundamental Change Repayment Date is January 3 or July 3, then the interest payable on such date shall be paid to the holder of record of the Debentures on the next preceding record date. The Company shall mail to all holders of record of the Debentures a notice of the occurrence of a Fundamental Change and of the repayment right arising as a result thereof on or before the tenth day after the occurrence of such Fundamental Change. The Company shall promptly furnish the Trustee a copy of such notice. For a Debenture to be repaid at the option of the holder resulting from a Fundamental Change, the Company must receive at the office of one of the Company's paying agents a notice (the "Fundamental Change Repayment Notice"), which is not subsequently withdrawn, at any time from the opening of business on the date that is on or before the 43rd day after the date of the notice from the Company (or if such 43rd day is not a Business Day, the immediately preceding Business Day).

     Any Fundamental Change Repayment Notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the Business Day immediately preceding the Fundamental Change Repayment Date. The notice of withdrawal shall state the principal amount at maturity and the certificate numbers of the Debentures as to which the withdrawal notice relates. All questions as to the validity, eligibility (including time of receipt) and acceptance of any Debentures for repayment shall be determined by the Company, whose determination shall be final and binding.

     Payment of the repayment price for a Debenture for which a Fundamental Change Repayment Notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of such Debenture (together with necessary endorsements) to the paying agent at its office at 55 Water Street, Room 234, North Building, New York, NY 10041, or any other office of the paying agent maintained for such purpose, at any time (whether prior to, on or after the Fundamental Change Repayment Date) after delivery of such Fundamental Change Repayment Notice. Payment of the repayment price for such Debenture will be made promptly following the later of the Fundamental Change Repayment Date or the time of book-entry transfer or delivery of such Debenture. If the paying agent holds, in accordance with the terms of the Indenture, money sufficient to pay the repayment price of such Debenture on the Fundamental Change Repayment Date, then on and after such date such Debenture will cease to be outstanding, and interest on such Debenture shall cease to accrued, and all other rights of the holder shall terminate (other than the right to receive the repayment price upon the time of book-entry transfer or delivery of the Debentures).

     The term "Fundamental Change" means the occurrence of any transaction or event in connection with which all or substantially all Common Stock shall be exchanged for, converted into, acquired for or constitute the right to receive consideration (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) which is not all or substantially all common stock listed (or, upon consummation of or immediately following such transaction or event, which will be listed) on a national securities exchange in the United States or approved for quotation on the Nasdaq National Market or any similar system of automated dissemination of quotations of securities prices in the United States. The term "Applicable Price" means (i) in the event of a Fundamental Change in which the holders of the Common Stock receive only cash, the amount of cash received by the holder of one share of Common Stock and (ii) in the event of any other Fundamental Change, the arithmetic average of the last reported sale price for the Common Stock during the ten trading days immediately prior to the record date for the determination of the holders of Common Stock entitled to receive cash, securities, property or other assets in connection with such Fundamental Change, or, if there is no such record date, the date upon which the holders of the Common Stock shall have the right to receive such cash, securities, property or other assets in connection with the Fundamental Change. The term "Reference Market Price" shall initially mean $30.92 and in the event of any adjustment to the conversion price, the Reference Market Price shall also be adjusted so that the ratio of the Reference Market Price to the conversion price after giving effect to any such adjustment shall always be the same as the ratio of $30.92 to the conversion price specified on the cover page of this Prospectus (without regard to adjustment thereto).

     The Company will comply with the provisions, to the extent applicable, of Rule 13e-4 and any other tender offer rules under the Exchange Act which may then be applicable in connection with the repayment rights of Debentureholders in the event of a Fundamental Change. The repayment rights of the holders of Debentures could discourage a potential acquiror of the Company. The Fundamental Change repayment feature, however, is not the result of management's knowledge of any specific effort to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions.

Subordination of Debentures

     The indebtedness evidenced by the Debentures is subordinate to the prior payment in full of all Senior Indebtedness (as defined in the Indenture). During the continuance beyond any applicable grace period of any default in the payment of principal, premium, interest or any other payment due on any Senior Indebtedness, no payment of principal of, or premium, if any, or interest on the Debentures shall be made by the Company. In addition, upon any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, and interest on the Debentures is to be subordinated to the extent provided in the Indenture in right of payment to the prior payment in full of all Senior Indebtedness. By reason of such subordination provisions, in the event of the Company's dissolution, holders of Senior Indebtedness may receive more, ratably, and holders of the Debentures may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrence of any Event of Default under the Indenture.

     The term "Senior Indebtedness" means the principal of, premium, if any, interest on, and any other payment due pursuant to any of the following: whether outstanding on the date of the Indenture or thereafter incurred or created:

          (a) all indebtedness of the Company for money borrowed (including any indebtedness secured by a mortgage or other lien which is (i) given to secure all or part of the purchase price of property subject thereto, whether given to the vendor of such property or to another, or (ii) existing on property at the time of acquisition thereof);

          (b) all indebtedness of the Company evidenced by notes, debentures, bonds or other securities sold by the Company for money;

          (c) all lease obligations of the Company which are capitalized on the books of the Company in accordance with generally accepted accounting principles;

          (d) all indebtedness of others of the kinds described in either of the preceding clauses (a) or (b) or all lease obligations of others of the kind described in the preceding clause (c) assumed by or guaranteed in any manner by the Company or in effect guaranteed by the Company through an agreement to purchase, contingent or otherwise; and

          (e) all renewals, extensions or refundings of indebtedness of the kinds described in any of the preceding clauses (a), (b) or (d) and all renewals or extensions of leases of the kinds described in either of the preceding clauses (c) or (d);

unless, in the case of any particular indebtedness, lease, renewal, extension or refunding, the instrument or lease creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, lease, renewal, extension or refunding is not superior in right of payment to, or is pari passu with, the Debentures. Notwithstanding the foregoing, Senior Indebtedness shall not include any indebtedness or lease obligation of any kind of the Company to any subsidiary of the Company, a majority of the voting stock of which is owned by the Company.

     As of September 30, 1996, the Company had $489,282,000 of Senior Indebtedness outstanding. The amount of Senior Indebtedness may change in the future. The Indenture contains no limitations on the incurrence of Senior Indebtedness.

Form, Denomination and Registration

     The Debentures are issued in fully registered form in denominations of $1,000 principal amount and multiples thereof.

     Global Debenture, Book-Entry Form. Debentures are issuable in fully registered form without coupons, in denominations of $1,000 principal amount and multiples thereof. Debentures sold by the Selling Securityholders pursuant to the Registration Statement of which this Prospectus forms a part will be represented by a global Debenture (the "Global Debenture"), except as set forth below under "Certificated Debentures." The Global Debenture will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC") and registered in the name of Cede & Co. ("Cede") as DTC's nominee. Beneficial interests in the Global Debenture will be exchangeable for definitive Certificated Debentures only in accordance with the terms of the Indenture.

     Purchasers of the Debentures offered hereby may hold their interests in the Global Debenture directly through DTC or indirectly through organizations which are participants in DTC (the "Participants"). Transfers between Participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds.

     Persons who are not Participants may beneficially own interests in the Global Debenture held by DTC only through Participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). So long as Cede, as the nominee of DTC, is the registered owner of the Global Debenture, Cede for all purposes will be considered the sole holder of the Global Debenture. Except as provided below, owners of beneficial interests in the Global Debenture will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered the holders thereof.

     Payment of interest on and the redemption price of the Global Debenture will be made to Cede, the nominee for DTC, as the registered owner of the Global Debenture by wire transfer of immediately available funds on each interest payment date or the redemption or repayment date, as the case may be. Neither the Company, the Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Debenture or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company has been informed by DTC that, with respect to any payment of interest on, or the redemption or repayment price of, the Global Debenture, DTC's practice is to credit Participants' accounts on the payment date therefor with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by the Global Debenture as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to owners of beneficial interests in the principal amount represented by the Global Debenture held through such Participants will be the responsibility of such Participants, as is now the case with securities held for the accounts of customers registered in "street name."

     Holders who elect to have their Debentures repaid or to convert their Debentures into Common Stock should contact their brokers or other Participants or Indirect Participants to obtain information on procedures, including proper forms and cut-off times, for submitting such request.

     Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest in the principal amount represented by the Global Debenture to pledge such interest to persons or entitles that do not participate in the DTC system, or otherwise take actions in respect of such interest may be affected by the lack of a physical certificate evidencing such interest.

     Neither the Company nor the Trustee (or any registrar, paying agent or conversion agent under the Indenture) will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations. DTC has advised the Company that it will take any action permitted to be taken by a holder of Debentures (including, without limitation, the presentation of Debentures for exchange as described below), only at the direction of one or more Participants to whose account with DTC interests in the Global Debenture are credited, and only in respect of the principal amount of the Debentures represented by the Global Debenture as to which such Participant or Participants has or have given such direction.

     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the Initial Purchaser. Certain of such Participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Participant, either directly or indirectly.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Debenture among Participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will cause Debentures to be issued in definitive form in exchange for the Global Debenture.

     Certificated Debentures. Holders of Debentures registered hereunder may take physical delivery of the Debentures in definitive registered form. In addition, Holders may request that certificated Debentures be issued in exchange for Debentures represented by the Global Debenture. Furthermore, certificated Debentures may be issued in exchange for Debentures represented by the Global Debenture, if no successor depositary is appointed by the Company as set forth above under "Global Debenture, Book-Entry Form."

Events of Default and Remedies

     An Event of Default is defined in the Indenture as being: default in payment of the principal of or premium, if any, on any of the Debentures (including any repayment of Debentures as provided under "Repayment at Option of the Holders" above); default for 30 days in payment of any installment of interest on the Debentures; default by the Company for 45 days after notice in the observance or performance of any other covenant in the Indenture; or certain events involving bankruptcy, insolvency or reorganization of the Company. The Indenture provides that the Trustee may withhold notice to the holders of the

Debentures of any default (except in payment of principal of, or premium, if any, or interest on the Debentures) if the Trustee considers it in the interests of the holders of the Debentures to do so.

     The Indenture provides that if an Event of Default shall have occurred and be continuing, the Trustee or the holders of not less than 25% in principal amount of the Debentures then outstanding may declare the principal of all the Debentures to be due and payable immediately, but if the Company shall cure all defaults (except the nonpayment of interest and premium, if any, on and principal of any Debentures which shall have become due by acceleration) and certain other conditions are met, such declaration may be annulled and past defaults may be waived by the holders of a majority of the principal amount of the Debentures then outstanding.

     The holders of a majority in principal amount of the Debentures then outstanding shall have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee, subject to certain limitations specified in the Indenture.

Modification of the Indenture

     The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than 66-2/3% in principal amount of the Debentures at the time outstanding, to modify the Indenture or any supplemental indenture or the rights of the holders of the Debentures, except that no such modification shall (i) extend the fixed maturity of any Debenture, reduce the rate or extend the time for payment of interest thereon, reduce the principal amount thereof or premium, if any, thereon, reduce any amount payable upon redemption thereof, change the obligation of the Company to make repayment of any Debenture as described under "Repayment at Option of Holders" above, impair or affect the right of a holder to institute suit for the payment thereof, change the currency in which the Debentures are payable or impair the right to convert the Debentures into Common Stock subject to the terms set forth in the Indenture, without the consent of each holder of a Debenture so affected, or (ii) reduce the aforesaid percentage of Debentures whose holders are required to consent to any such modification, without the consent of the holders of all of the Debentures then outstanding.

Registration Rights of the Debentureholders

     Pursuant to the terms of the Registration Rights Agreement dated as of January 3, 1997 between the Company and the Initial Purchaser (the "Registration Rights Agreement"), the Company has filed with the Commission a shelf registration statement, of which this Prospectus forms a part, covering resales by holders of the Debentures and the Common Stock issuable upon conversion of the Debentures. The Company has agreed to use reasonable efforts to keep the registration statement effective until the earlier of (i) the sale pursuant to the shelf registration statement of all the securities registered thereunder and
(ii) the expiration of the holding period applicable to such securities under Rule 144(k) under the Securities Act, or any successor provision. The Registration Rights Agreement provides that the Company may suspend the use of this Prospectus for a period not to exceed 30 days in any three-month period, or not to exceed an aggregate of 60 days in any 12-month period under certain circumstances relating to pending corporate developments, public filings with the Commission and similar events. The Company has agreed to pay predetermined liquidated damages to those holders of Debentures and those holders of Common Stock issued upon conversion of the Debentures who have requested to sell pursuant to the registration statement if the Prospectus is unavailable for periods in excess of those permitted above. The Company has further agreed, if such unavailability continues for an additional thirty-day period, to pay predetermined liquidated damages to all holders of Debentures and all holders of Common Stock issued upon conversion of the Debentures, whether or not such holder has requested to sell pursuant to the Registration Statement. The Registration Rights Agreement provides for Selling Securityholders to (i) be named as a Selling Securityholder in a supplement to this Prospectus and (ii) deliver this Prospectus together with the relevant Prospectus Supplement to purchasers, and further provides for Selling Securityholders to be bound by those provisions of the Registration Rights Agreement which are applicable to the Selling Securityholders (including indemnification provisions). The Company has agreed to pay all expenses of the Registration Statement, provide to each Selling Securityholder copies of this Prospectus and the relevant Prospectus Supplement, notify each Selling Securityholder when the Registration Statement has become effective and take certain other actions as are required to permit, subject to the foregoing, unrestricted resales of the Debentures or Common Stock.

Information Concerning the Trustee

     The Chase Manhattan Bank, the Trustee under the Indenture, has been appointed by the Company as paying agent, conversion agent, registrar and custodian with regard to the Debentures.

                          DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 150,000,000 shares of $0.50 par value Common Stock, of which 80,428,571 shares were outstanding on December 31, 1996, and 7,500,000 shares of $1.00 par value Preferred Stock, none of which is outstanding.

     Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of shareholders. All shares of Common Stock have equal rights and are entitled to such dividends as may be declared by the Board of Directors out of funds legally available therefor and to share ratably upon liquidation in the assets available for distribution to stockholders. The Company is not aware of any restrictions on its present or future ability to pay dividends. However, in connection with certain borrowing facilities entered into by the Company and its subsidiaries, the Company is subject to certain restrictions on the ratio of net cash flow to consolidated indebtedness, the ratio of total consolidated indebtedness to total consolidated capitalization and on its ability to make investments in and loans to affiliates and unconsolidated subsidiaries. The Common Stock is not subject to call or assessment, has no preemptive conversion or cumulative voting rights and is not subject to redemption. The Company's shareholders elect a classified board of directors, and may not remove a director except by an affirmative two-thirds vote of all outstanding shares. A two-thirds vote is also required for the Company's shareholders to amend the Company's by-laws or certain provisions of its charter documents, and to change the number of directors comprising the full board.

     The Company may issue Preferred Stock in series having whatever rights and preferences the Board of Directors may determine. One or more series of Preferred Stock may be made convertible into Common Stock at rates determined by the Board of Directors, and Preferred Stock may be given priority over the Common Stock in payment of dividends, rights on liquidation, voting and other rights. The Company has no current plans to issue any Preferred Stock. Preferred Stock may be issued from time to time upon authorization of the Company Board of Directors without action of the shareholders.

     The transfer agent and registrar for the Common Stock is ChaseMellon Shareholders Services L.L.C., 450 West 33rd Street, 15th Floor, New York, NY 10001.

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     In the opinion of Kevin R. Conzelmann, Tax Counsel to the Company, the following summary accurately describes the principal United States federal income tax consequences of ownership and disposition of the Debentures. This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, changes to any of which subsequent to the date of this Prospectus may affect the tax consequences described herein (possibly on a retroactive basis). This summary discusses only Debentures held as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant in light of a holder's particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities and tax-exempt organizations or persons holding Debentures as a hedge or as part of a straddle. Persons considering the purchase of Debentures should consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

     As used herein, the term "United States Holder" means an owner of a Debenture that is (i) for United States federal income tax purposes a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source. The term also includes certain former citizens of the United States.

     As used herein, the term "United States Alien Holder" means an owner of a Debenture that is, for United States federal income tax purposes, (i) a nonresident alien individual, (ii) a foreign corporation, (iii) a nonresident alien fiduciary of a foreign estate or trust or (iv) a foreign partnership one or more of the members of which is, for United States federal income tax purposes, a nonresident alien individual, a foreign corporation or a nonresident alien fiduciary of a foreign estate or trust.

Tax Consequences to United States Holders

Qualified Stated Interest

     Interest on the Debentures is fixed through January 3, 2007 at a 41/4% rate. Such interest constitutes "qualified stated interest" which will be taxable to a holder as ordinary interest income at the time it accrues or is received in accordance with the holder's method of accounting for federal income tax purposes. The original issue discount ("OID") rules which are applicable to the Debentures are described under "Original Issue Discount" below.

Original Issue Discount

     In general, subject to a de minimis rule, a debt obligation that is issued for an amount less than its stated redemption price at maturity will be considered to have been issued with OID for federal income tax purposes.

     The "issue price" of a Debenture will equal the first price to the public (not including bond houses, brokers or similar persons acting as underwriters, placement agents or wholesalers) at which a substantial amount of the Debentures is sold for cash. Under the applicable regulations, the "stated redemption price" at maturity of a Debenture will equal 112.418% of the principal amount, the price at which a holder may put the Debenture back to the Company on January 3, 2003, and the maturity date of the Debenture will be deemed to be January 3, 2003.

     The Company expects that the OID with respect to the Debentures will exceed the amount determined under the de minimis rule, because the difference between the Debenture's stated redemption price at maturity and its issue price will exceed the de minimis amount.

     A holder of a Debenture will be required to include OID in income for federal income tax purposes as it accrues for the period from issuance to January 3, 2003, in accordance with a constant yield method based on a compounding of interest whether or not he exercises the put option. Under this method, a holder generally will be required to include in income increasingly greater amounts of OID in successive accrual periods.

     If the put option is not exercised, the Debenture will be treated as if the Debenture were reissued (solely for purposes of the OID rules) on January 3, 2003 for an amount equal to the Debenture's adjusted issue price on that date. A holder will not recognize gain or loss by reason of such deemed reissuance.

     The Company will furnish annually to the IRS and to holders of the Debentures information regarding qualified stated interest and OID as required under applicable Treasury regulations.

Conversion of Debentures into Common Stock

     In general, no gain or loss will be recognized for federal income tax purposes on a conversion of the Debentures into shares of Common Stock. However, a holder who did not acquire the Debentures at a "market discount" as described below will recognize a capital gain or loss, as the case may be, equal to the difference, if any, between cash paid in lieu of a fractional share and the portion of the adjusted basis of the Debenture allocable to such fractional share.

     A holder's basis in the Common Stock received upon conversion will be the same as such holder's basis in such Debenture at the time of conversion, excluding the basis allocated to any fractional share as described above. However, the holding period of a fractional interest in each full share of Common Stock will commence on the day of conversion. Although there is no authority precisely on point, the Company believes that the fractional interest in each full share of Common Stock that will have such a holding period in the hands of a holder will be equal to the ratio determined by dividing (x) the sum of any unpaid accrued interest and the amount of original issue discount accrued on or after the date on which the holder acquired the Debenture by (y) the fair market value of the Common Stock on the date of conversion. The remainder of the interest in each full share of Common Stock will have a holding period commencing on the day after the date on which the holder acquired the Debenture.

     The conversion price of the Debentures is subject to adjustment under certain circumstances. Holders of the Debentures may be deemed to receive a dividend to the extent of the Company's current or accumulated earnings and profits if the conversion price is adjusted to reflect a taxable distribution of property to holders of Common Stock or in certain other circumstances requiring conversion price adjustments. Such deemed dividend would be includible in gross income although the holder would not receive any cash.

Sale, Exchange or Retirement of the Debentures

     Upon the sale, exchange or retirement of a Debenture, a holder will recognize taxable gain or loss equal to the difference between the amount realized and such holder's adjusted tax basis in the Debenture. For these purposes, the amount realized does not include any amount attributable to accrued qualified stated interest on the Debenture. A holder's adjusted tax basis in a Debenture will equal the cost of the Debenture to such holder, increased by the amount of any market discount and OID previously included in income by the holder with respect to such Debenture and reduced by any amortized bond premium.

     Gain or loss realized on the sale, exchange or retirement of a Debenture will be capital gain or loss (except to the extent of any accrued market discount not previously included in the holder's taxable income), and will be long-term capital gain or loss if the Debenture has been held for more than one year.

Market Discount

     If a holder purchases a Debenture for an amount that is less than its "revised issue price" the amount of the difference will be treated as "market discount" for federal income tax purposes, unless such difference is less than a specified de minimis amount. The "revised issue price" of a Debenture is the sum of the issue price of the Debenture and the aggregate amount of original issue discount includible in gross income of all previous holders without regard to the rules for amortization of acquisition premium.

     Under the market discount rules of the Code, a holder will be required to treat any gain on the sale, exchange, retirement or other disposition of, a Debenture as ordinary income to the extent of the market discount which has not previously been included in income (pursuant to an election by the holder to include such market discount in income as it accrues) and is treated as having accrued on such Debenture at such time. If such Debenture is disposed of in a nontaxable transaction other than as provided in Code Sections 1276(c) and (d) (e.g. by gift) accrued market discount will be includible as ordinary income to the holder as if such holder had sold the Debenture at its then fair market value. If a holder converts such Debenture into Common Stock of the Company, the amount of accrued market discount on the date of conversion will be treated as accrued market discount on such Common Stock, and any gain subsequently recognized by such holder on disposition of the Common Stock will be treated as ordinary interest income up to the amount of accrued market discount on the date of conversion.

     The market discount rules also provide that a holder of any Debenture who acquired it at a market discount may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the Debenture until market discount is recognizable upon a disposition of the Debenture. Such a deferral is not required, however, if the holder elects to include accrued market discount in income currently.

Acquisition Premium

     A holder who purchases a Debenture for an amount that is greater than its revised issue price but less than its stated redemption price at maturity (as defined above) will be considered to have purchased such Debenture at an "acquisition premium". Under the acquisition premium rules of the Code, the amount of original issue discount which such holder must include in its gross income with respect to such Debenture for any taxable year will be reduced by the portion of such acquisition premium properly allocable to such year.

Amortizable Bond Premium

     Under proposed Treasury Regulations, a holder will be considered to have purchased a Debenture with "amortizable bond premium" if, after subtracting the portion of its purchase price attributable to the Debenture's conversion feature, the remainder is greater than the redemption price on the October 3, 2002 call date (112.418% of the principal amount of the Debenture). In such event, the holder may elect to amortize such premium in accordance with applicable Code provisions and regulations; such holders are urged to consult their tax advisors as to the application of the rules governing calculation of the amortization. A holder who elects to amortize bond premium must reduce his tax basis in the Debenture by the amount of the premium amortized in any year. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the taxpayer and may be revoked only with the consent of the Internal Revenue Service.

Backup Withholding and Information Reporting

     Certain noncorporate holders may be subject to backup withholding at a rate of 31% on payments of principal, premium and interest (including OID if any) on, and the proceeds of disposition of, a Debenture. Backup withholding will apply only if the holder (i) fails to furnish its Taxpayer Identification Number ("TIN") which, for an individual, would be the individual's Social Security number, (ii) furnishes an incorrect TIN, (iii) is notified by the Internal Revenue Service that it has failed to report properly payments of interest and dividends or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable.

     The amount of any backup withholding from a payment to a holder will be allowed as a credit against such holder's United States federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Tax Consequences to United States Alien Holders

     Underpresent United States federal law, and subject to the discussion below concerning backup withholding:

          (a) payments of principal, interest (including OID) and premium on the Debentures by the Company or any paying agent to any United States Alien Holder will not be subject to United States federal withholding tax, provided that, in the case of interest (including OID), (i) such holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership, and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code and (ii) the statement requirement set forth in Section 871(h) or Section 881(c) of the Code has been satisfied with respect to the beneficial owner, as discussed below;

          (b) a United States Alien Holder of a Debenture or Common Stock will not be subject to United States federal income tax on gain realized on the sale, exchange or other disposition of such Debenture, unless (i) such holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and either (a) such individual has a "tax home" (as defined in Code Section 911(d)(3)) in the United States (unless such gain is attributable to a fixed place of business in a foreign country maintained by such individual and has been subject to foreign tax of at least 10%) or (b) the gain is attributable to an office or other fixed place of business maintained by such individual in the United States or (ii) such gain is effectively connected with the conduct by such holder of a trade or business in the United States.

          (c) Dividends paid on shares of Common Stock held by a United States Alien Holder will be subject to withholding tax at a rate of 30% or such lower rate as may be provided by an applicable tax treaty, but will not be subject to any additional information reporting or backup withholding provided that such dividends are paid to an address outside of the United States. However, if the dividends are effectively connected with the conduct of a trade or business in the United States by the United States Alien Holder, such dividends will instead be subject to regular United States federal income tax and will be exempt from the 30% withholding tax.

          (d) Under Section 2105(b) of the United States federal estate tax law, a Debenture held by an individual who is not (i) a citizen, (ii) a former citizen who is treated as a citizen for tax purposes, or (iii) a resident of the United States at the time of his death will not be subject to United States federal estate tax as a result of such individual's death, provided that the individual does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and, at the time of such individual's death, payments with respect to such Debenture would not have been effectively connected to the conduct by such individual of a trade or business in the United States.

          (e) Shares of Common Stock held by an individual at the time of his death (or theretofore transferred subject to certain retained rights or powers) will be subject to United States federal estate tax unless otherwise provided by an applicable tax treaty.

     Sections 871(h) and 881(c) of the Code require that, in order to qualify for the portfolio interest exemption from withholding tax described in paragraph
(a) above, either the beneficial owner of the Debenture, or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and that is holding the Debenture on behalf of such beneficial owner, file a statement with the withholding agent to the effect that the beneficial owner of the Debenture is not a United States Holder. Under temporary United States Treasury Regulations, such requirement will be fulfilled if the beneficial owner of a Debenture certifies on Internal Revenue Service Form W-8, under penalties of perjury, that it is not a United States Holder and provides its name and address, and any Financial Institution holding the Debenture on behalf of the beneficial owner files a statement with the withholding agent to the effect that it has received such a statement from the holder (and furnishes the withholding agent with a copy thereof).

     If a United States Alien Holder of a Debenture is engaged in a trade or business in the United States, and if interest (including OID) on the Debenture is effectively connected with the conduct of such trade or business, the United States Alien Holder, although exempt from the withholding tax discussed in the preceding paragraph, will generally be subject to regular United States income tax on interest (including any OID or market discount) and on any gain realized on the sale, exchange or other disposition of a Debenture in the same manner as if it were a United States Holder. See "Tax Consequences to United States Holders" above. In lieu of the certificate described in the preceding paragraph, such a holder will be required to provide to the Company a properly executed Internal Revenue Service Form 4224 in order to claim an exemption from withholding tax. In addition, if such United States Alien Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest (including OID or market discount) on and any gain recognized on the sale, exchange or other disposition of a Debenture will be included in the effectively connected earnings and profits of such United States Alien Holder if such interest or gain, as the case may be, is effectively connected with the conduct by the United States Alien Holder of a trade or business in the United States.

Backup Withholding and Information Reporting

     Under current Treasury Regulations, backup withholding at a rate of 31% will not apply to payments of principal, premium or interest made outside the United States by the Company or any paying agent thereof on a Debenture if the certifications required by Sections 871(h) and 881(c) are received, provided that the Company or such paying agent, as the case may be, does not have actual knowledge that the payee is a United States person.

     Under current Treasury Regulations, payments on the sale, exchange or other disposition of a Debenture made to or through a foreign office of a broker generally will not be subject to backup withholding. However, if such broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Under proposed Treasury Regulations, backup withholding may apply to any payment which such broker is required to report if such broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the holder certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

     United States Alien Holders of Debentures should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to a United States Alien Holder under the backup withholding rules will be allowed as a credit against such Holder's United States federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

     THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE DEBENTURES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECT INCLUDING POSSIBLE RETROACTIVE EFFECT OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

     ON APRIL 15, 1996, THE INTERNAL REVENUE SERVICE PROPOSED REGULATIONS (THE "PROPOSED REGULATIONS") THAT COULD AFFECT THE PROCEDURES TO BE FOLLOWED BY A UNITED STATES ALIEN HOLDER IN ESTABLISHING SUCH UNITED STATES ALIEN HOLDER'S STATUS FOR PURPOSES OF INFORMATION REPORTING, BACKUP WITHHOLDING, AND CLAIMING A REDUCTION IN WITHHOLDING BASED ON AN INCOME TAX TREATY. THE PROPOSED REGULATIONS WOULD GENERALLY BE EFFECTIVE FOR PAYMENTS MADE AFTER DECEMBER 31, 1997. UNITED STATES ALIEN HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE EFFECT, IF ANY, OF THE PROPOSED REGULATIONS ON THEIR PURCHASE, OWNERSHIP, AND DISPOSITION OF THE DEBENTURES.

                             SELLING SECURITYHOLDERS

     The Debentures were originally acquired on January 3, 1997 from the Company by the Initial Purchaser. The Initial Purchaser advised the Company that the Initial Purchaser has resold the Debentures in transactions exempt from the registration requirements of the Securities Act to "qualified institutional buyers" (as defined in Rule 144A of the Securities Act), certain institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3), or (7) under the Securities Act) and outside the United States to non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act. These subsequent purchasers, or their transferees, pledgees, donees or successors, may from time to time offer and sell any or all of the Debentures and/or Shares pursuant to this Prospectus.

     The Debentures and the Shares are being registered pursuant to the Registration Rights Agreement which provides that the Company file a registration statement with regard to the Debentures and the Shares within 90 days of the date of original issuance of the Debentures and keep such registration statement effective until the earlier of (i) the sale pursuant to the registration statement of all the securities registered thereunder and (ii) the expiration of the holding period applicable to such securities under Rule 144(k) under the Securities Act or any successor provision. Although none of the Selling Securityholders has advised the Company that it currently intends to sell all or any of the Debentures or Shares pursuant to this Prospectus, the Selling Securityholders may choose to sell the Debentures and/or Shares from time to time upon notice to the Company. See "Plan of Distribution."

     Prior to any use of this Prospectus in connection with an offering of the Debentures and/or Shares, this Prospectus will be supplemented to set forth the name and number of shares beneficially owned by the Selling Securityholder intending to sell such Debentures and/or Shares and the number of Debentures and/or Shares to be offered. The Prospectus Supplement will also disclose whether any Selling Securityholder selling in connection with such Prospectus Supplement has held any position or office with, been employed by or otherwise has had a material relationship with, the Company or any of its affiliates during the three years prior to the date of the Prospectus Supplement.

                              PLAN OF DISTRIBUTION

     The Debentures and the Shares are being registered to permit public secondary trading of such securities by the holders thereof from time to time after the date of this Prospectus. The Company has agreed, among other things, to bear all expenses (other than underwriting discounts and selling commissions and fees and expenses of counsel and other advisors to holders of the Debentures and the underlying Common Stock) in connection with the registration and sale of the Debentures and the Shares covered by this Prospectus; provided, however, the Company has not agreed to provide, or incur any expenses in connection with, accountants' "cold comfort" letters, opinions of counsel, or to enter into underwriting agreements, such as would be customary in an underwritten offering.

     The Company will not receive any of the proceeds from the offering of Debentures and the Shares by the Selling Securityholders. The Selling
Securityholders may sell all or a portion of the Debentures and Shares beneficially owned by them and offered hereby from time to time in one or more transactions on any exchange on which the securities are listed at then prevailing market prices. The Selling Securityholders may also make private sales directly or through a broker or brokers on terms to be determined at the time of such sales.

     The outstanding Common Stock is publicly traded on the New York Stock Exchange. The Initial Purchaser has advised the Company that it is making and currently intends to continue making a market in the Debentures; however, it is not obligated to do so and any such market-making may be discontinued at any time without notice in the sole discretion of the Initial Purchaser. The Company does not intend to apply to list any of the Debentures on any securities exchange. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Debentures.

     In order to comply with the securities laws of certain states, if applicable, the Debentures and Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Debentures and Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     The Selling Securityholders and any broker-dealers or agents that participate with the Selling Securityholders in the distribution of the Debentures or the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by such broker-dealers or agents and any profits realized by the Selling Securityholders on the resales of the Debentures or the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144, Rule 144A or any other available exemption from registration under the Securities Act may be sold under Rule 144, Rule 144A or such other available exemption rather than pursuant to this Prospectus. There is no assurance that any Selling Securityholder will sell any or all of the Debentures or Shares described herein, and any Selling Securityholder may transfer, devise or gift such securities by other means not described herein.

     The Debentures were originally sold by the Company to the Initial Purchaser on January 3, 1997 in a private placement, to persons reasonably believed by such Initial Purchaser to be "qualified institutional buyers" (as defined in Rule 144A of the Securities Act), to institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) or outside the United States to non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act. In connection with the private placement, the Debentures were designated for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market. The Company agreed to indemnify and hold the Initial Purchaser harmless against certain liabilities under the Securities Act that could arise in connection with the sale of the Debentures by the Initial Purchaser. The Registration Rights Agreement provides for the Company and the Selling Securityholders to indemnify each other against certain liabilities arising under the Securities Act.

     The Company has agreed to use its best efforts to cause the Registration Statement to which this Prospectus relates to become effective as promptly as is practicable and to keep the Registration Statement effective until the earlier of (i) the sale pursuant to the Registration Statement of all the securities registered thereunder and (ii) the expiration of the holding, period applicable to such securities under Rule 144(k) under the Securities Act or any successor provision. The Registration Rights Agreement provides that the Company may suspend the use of this Prospectus in connection with sales of Debentures and Shares by holders for a period not to exceed 30 days in any three-month period, or not to exceed an aggregate of 60 days in any 12-month period, under certain circumstances relating to pending corporate developments, public filings with the Commission and similar events. Expenses of preparing and filing the Registration Statement and all post-effective amendments will be borne by the Company.

                                  LEGAL MATTERS

     The validity of the Debentures and the underlying Common Stock will be passed upon for the Company by Davis & Gilbert, New York, New York. Members of Davis & Gilbert participating in such matters own an aggregate of 2,660 shares of Common Stock of the Company.

     Kevin R. Conzelmann, Tax Counsel to the Company, is passing on the federal income tax considerations relevant to the purchase, ownership and disposition of the Debentures as set forth under the caption "Certain Federal Income Tax Considerations". Mr. Conzelmann is an employee of the Company, owns an aggregate of 806.99 shares of Common Stock of the Company, and holds an additional 7,200 shares of Common Stock under restricted stock awards.

                                     EXPERTS

     The consolidated financial statements and schedule of the Company and its subsidiaries contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1995 incorporated by reference in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants (whose opinion, insofar as it relates to the financial statements of Chiat/Day Holdings, Inc. and Ross Roy Communications, Inc. prior to 1995, is based solely upon the respective reports of Coopers & Lybrand LLP and Deloitte & Touche LLP, other independent public accountants) to the extent and for the periods indicated in their report.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The estimated expenses payable by the Registrant in connection with the distribution of the securities being registered are as follows:

     SEC Registration Fee                                        $66,212
     Legal Fees And Expenses                                     $25,000*
     Miscellaneous Expenses                                      $ 5,788*
                                                                 -------
       Total.............................................        $97,000*
                                                                 =======

----------

* Estimated

Item 15. Indemnification of Directors and Officers

     The Registrant's Certificate of Incorporation contains a provision limiting the liability of directors (except for approving statutorily prohibited dividends, share repurchases or redemptions, distributions of assets on dissolution or loans to directors) to acts or omissions in bad faith, involving intentional misconduct or a knowing violation of the law, or resulting in personal gain to which the director was not legally entitled. The Registrant's By-Laws provide that an officer or director will be indemnified against any costs or liabilities, including attorneys fees and amounts paid in settlement with the consent of the registrant in connection with any claim, action or proceeding to the fullest extent permitted by the New York Business Corporation Law.

     Section 722(a) of the New York Business Corporation Law provides that a corporation may indemnify any officer or director, made or threatened to be made, a party to an action other than one by or in the right of the corporation, including an action by or on the right of any other corporation or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, because he was a director or officer of the corporation, or served such other corporation or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or in the case of service for any other corporation or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions, in addition, had no reasonable cause to believe that his conduct was unlawful.

     Section 722(c) of the New York Business Corporation Law provides that a corporation may indemnify any officer or director made, or threatened to be made, a party to an action by or in the right of the corporation by reason of the fact that he is or was a director of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type or kind, or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for another corporation or other enterprise, not opposed to, the best interests of the corporation. The corporation may not, however, indemnify any officer or director pursuant to Section 722(c) in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought or, if no action was brought, any court of competent jurisdiction, determines in its discretion, that the person is fairly and reasonably entitled to indemnity for such portion of the settlement and expenses as the court deems proper.

     Section 723 of the New York Business Corporation Law provides that an officer or director who has been successful on the merits or otherwise in the defense of a civil or criminal action of the character set forth in Section 722 is entitled to indemnification as permitted in such section. Section 724 of the New York Business Corporation Law permits a court to award the indemnification required by Section 722.

     The Company has entered into agreements with its directors to indemnify them for liabilities or costs arising out of any alleged or actual breach of duty, neglect, errors or omissions while serving as a director. The Company also maintains and pays premiums for directors' and officers' liability insurance policies.

Item 16. Exhibits and Financial Statement Schedules

         4.2 Indenture dated as of January 3, 1997 between the Company and The Chase Manhattan Bank, as trustee

         4.3    Form of Debentures (included in Exhibit 4.2)

         4.4 Registration Rights Agreement dated as of January 3, 1997 between the Company and Morgan Stanley & Co. Incorporated

         5.1    Opinion of Davis & Gilbert

         8.1    Opinion of Kevin Conzelmann

        12.1    Statement re: calculation of ratio of earnings to fixed charges

        23.1    Consent of Deloitte & Touche LLP

        23.2    Consent of Coopers & Lybrand LLP

        23.3    Consent of Arthur Andersen LLP

        23.4    Consent of Davis & Gilbert (included in Exhibit 5.1)

        24.1    Power of Attorney (included on Signature Page)

        25.1    Statement of Eligibility of the Trustee on Form T-1

Item 17. Undertakings

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

     Provided, however, That paragraphs (l)(i) and (l)(ii) of this section shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on February 28, 1997.

                                                 OMNICOM GROUP INC.
                                                     Registrant


                                               By:  /s/  JOHN D. WREN
                                                  ----------------------
                                                     John D. Wren
                                                 Chief Executive Officer

                                   ----------

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John D. Wren and Barry J. Wagner, and each of them, his true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the following capacities.

          Signature                     Title                        Date

/s/     JOHN D. WREN          Chief Executive Officer          February 28, 1997
---------------------------    and Director (Principal
        John D. Wren           Executive Officer)

/s/     FRED J. MEYER         Chief Financial Officer          February 28, 1997
---------------------------    (Principal Financial Officer)
        Fred J. Meyer

/s/  JONATHAN E. RAMSDEN      Controller
---------------------------    (Principal Accounting Officer)
     Jonathan E. Ramsden

/s/   BERNARD BROCHAND        Director                         February 28, 1997
---------------------------
      Bernard Brochand

                              Director
---------------------------
     Robert J. Callander

/s/    JAMES A. CANNON        Director                         February 28, 1997
---------------------------
          James A. Cannon

                              Director
---------------------------
   Leonard S. Coleman, Jr.

/s/    BRUCE CRAWFORD         Director                         February 28, 1997
---------------------------
       Bruce Crawford

/s/    PETER I. JONES         Director                         February 28, 1997
---------------------------
       Peter I. Jones

/s/    JOHN R. MURPHY         Director                         February 28, 1997
---------------------------
       John R. Murphy

/s/    JOHN R. PURCELL        Director                         February 28, 1997
---------------------------
       John R. Purcell

/s/   KEITH L. REINHARD       Director                         February 28, 1997
---------------------------
      Keith L. Reinhard

/s/   Allen Rosenshine        Director                         February 28, 1997
---------------------------
      Allen Rosenshine

                              Director
---------------------------
       Gary L. Roubos

                              Director
---------------------------
    Quentin I. Smith, Jr.

                              Director
---------------------------
       Robin B. Smith

/s/  WILLIAM G. TRAGOS        Director                         February 28, 1997
---------------------------
     William G. Tragos

/s/  EGON P. S. ZEHNDER       Director                         February 28, 1997
---------------------------
     Egon P. S. Zehnder